                                                                    Exhibit 10.9


THE REGISTRANT HAS REQUESTED CONFIDENTIAL TREATMENT FOR CERTAIN PORTIONS OF THIS AGREEMENT. THOSE PORTIONS HAVE BEEN OMITTED FROM THIS COPY OF THE AGREEMENT AT THE PLACES INDICATED BY DOUBLE ASTERISKS (**) AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

A2724                                                               [DF-3]

                               LICENSE AGREEMENT
                               -----------------

     This Agreement is entered into as of this 25th day of November, 1986, by and between DANA-FARBER CANCER INSTITUTE, a Massachusetts corporation having its principal place of business at 44 Binney Street, Boston, Massachusetts 02115 ("DANA-FARBER"), and CENTOCOR EUROPE B.V., a corporation organized under the laws of The Netherlands having its principal place of business at Einsteinweig 101, NL-2333 CB Leiden, The Netherlands ("CENTOCOR EUROPE").

                                    RECITALS

     WHEREAS, DANA-FARBER has developed, under the direction of Dr. Donald W. Kufe, a hybridoma which secretes monoclonal antibodies preferentially reactive with human breast carcinoma, which hybridoma is designated by DANA-FARBER as DF-3 (the "Cell Line"). All technical information, whether tangible or intangible, including any and all data, pre-clinical and clinical results, techniques, discoveries, inventions, ideas, processes, know-how, trade secrets and other proprietary information and all physical, chemical and biological material relating to the Cell Line is hereinafter referred to as the "Technology";

     WHEREAS, CENTOCOR, INC., a Pennsylvania corporation ("CENTOCOR") assigned to CENTOCOR EUROPE certain rights received from DANA-FARBER under a research agreement dated March 1, 1984 (the "Research Agreement"), which funded research related to the Cell Line in the laboratory of Dr. Donald W. Kufe, and delegated to CENTOCOR EUROPE certain obligations relating to the Cell Line pursuant to a Consent to Assignment effective January 30, 1985 which Consent to Assignment has been accepted by DANA-FARBER;

     WHEREAS, in a letter dated February 12, 1986 (the "Letter"), CENTOCOR EUROPE exercised its option pursuant to Section 6.01 of the Research Agreement to convert its non-exclusive license to an exclusive, worldwide, royalty bearing license to the Cell Line and the monoclonal antibodies which it secretes under any and all of DANA-FARBER's rights and know-how to make, have made, use or sell products and to practice methods developed pursuant to the Research Agreement insofar as the same relates to the Cell Line;

          WHEREAS, DANA-FARBER wishes to have the products utilizing the Cell Line or monoclonal antibodies which it secretes perfected and marketed at the earliest Possible time in order that products resulting therefrom might be available for public use and benefit; and

     WHEREAS, DANA-FARBER desires to grant to CENTOCOR EUROPE, and CENTOCOR EUROPE desires to acquire from DANA-FARBER an exclusive world-wide right and license to develop, manufacture and market certain products utilizing the Cell Line and the monoclonal antibodies which it secretes on the terms and conditions set forth herein.

     NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged and intending to be legally bound, and notwithstanding any provision in the Research Agreement or the Letter to the contrary, the parties hereto agree as follows:

                                1.  DEFINITIONS
                                ---------------
     1.1  --   "Antibody" means any antibody produced from the Cell Line.

     1.2  --   "Licensed Products" means any product which has research, in vivo
                                                                         -------
or in vitro diagnostic or therapeutic applications in humans or animals and
   -- -----
which cannot be developed, manufactured, used or sold without utilizing Cell Line or Antibody.

     1.3  --   "Net Sales" means the gross amount of revenues recognized on all sales of Licensed Products by CENTOCOR EUROPE commencing upon the first commercial sale of any Licensed Product, less (i) discounts actually allowed,
(ii) credit for claims, allowances, retroactive price reductions or returned Licensed Products, (iii) packing, insurance and freight, and (iv) taxes or other governmental charges. The first commercial sale of any Licensed Product shall mean the sale of such Licensed Product in the marketplace on a commercial scale. There shall be no imputed revenues for samples, free goods, or other marketing programs whereby Licensed Products are given away to induce sales of the Licensed Products, if customary in the industry.

     1.4  --   "Field" means the field of research in vivo and in vitro
                                                   -- ----     -- -----
diagnostic and therapeutic applications of antibodies developed under the March 1, 1984 Agreement.

     1.5  --   "Person" means an individual, a partnership, a joint venture, a corporation, a trust, an estate, an unincorporated organization or any other entity or a government or any department or agency thereof.

                                   2.  GRANT
                                   ---------

     2.1  --   DANA-FARBER hereby grants to CENTOCOR EUROPE, and CENTOCOR EUROPE hereby accepts, a worldwide exclusive license to make, have made, use and sell Licensed Products, to use and improve the Technology, the Cell Line and the Antibody and to practice methods arising from the Research Agreement related to the Antibody, the Technology, the Licensed Products and studies or procedures performed or to be performed in the Field under the direction of Dr. Kufe (or his successor) pursuant to the Agreement, such license and rights to be for the term specified in Section 2.3 hereof.

     2.2  --   Notwithstanding the rights granted to CENTOCOR EUROPE hereunder,
DANA-FARBER reserves the rights (a) to make and use the Cell Line, Technology and Antibody for DANA-FARBER'S own education and research purposes and (b) to make Antibody and to furnish Antibody to other research organization for such organizations' own education and research purposes, pursuant to DANA-FARBER's written agreement with such organization which shall specify that the Antibody will not be used or made available for commercial purposes by any such organization and will further specify that such organization shall agree to be bound by the terms of Article
6.1 herein provided that CENTOCOR EUROPE shall not be obligated to pay any royalties or other compensation related to (a) or (b) above. DANA-FARBER agrees to promptly notify CENTOCOR EUROPE of the name of any organization to which Antibody is supplied.

     2.3  --   CENTOCOR EUROPE'S exclusive license granted in Section 2.1 hereof shall continue for as long as Centocor Europe is engaged in developing or marketing Licensed Products in any country unless the license is terminated sooner in accordance with the terms of this Agreement.

                             3.  GOVERNMENT RIGHTS
                             ---------------------

     3.1  --   DANA-FARBER and CENTOCOR EUROPE acknowledge that DANA-FARBER has received and expects to continue to receive funding from the United States Government in support of DANA-FARBER research activities; including, in part, research from which the Cell Line and Technology were developed. DANA-FARBER and CENTOCOR EUROPE acknowledge and agree that their respective rights and obligations pursuant to this Agreement, with respect to the Cell Line, the Antibody and Technology, shall be subject to DANA-FARBER's obligations and the rights of the United States Government, if any, which arise or result under applicable statutes or regulations, from DANA-FARBER's receipt of research support from the United States Government. DANA-FARBER shall take all actions necessary to satisfy any of its obligations to the United States Government relating to its grant of the license in Article 2 hereof. Upon request by DANA-FARBER, CENTOCOR EUROPE shall take any action necessary in its capacity as licensee to enable DANA-FARBER to satisfy its obligations to the United States Government.

                                 4.  ROYALTIES
                                 -------------

     4.1  --   (a)  As compensation to DANA-FARBER for the exclusive licenses granted herein, CENTOCOR EUROPE agrees to pay to DANA-FARBER royalties on Net
Sales on a country-by-country basis, in an amount equal to   [**]   percent [**]
of Net Sales for the term of such exclusive license subject to such adjustments as provided herein.

               (b) If CENTOCOR EUROPE has to pay royalties to a third party or parties due to know-how or proprietary information or a valid patent that CENTOCOR EUROPE reasonably believes the Licensed Products or Technology infringe, royalties due under Section 4.1 hereof will be reduced by the royalties payable to said third party or parties, but in no event shall the royalties due under Section 4.1 hereof be reduced by more than [**] percent [**] in any payment period. The return of any payments to CENTOCOR EUROPE because any such patent is invalidated or such know-how is determined to be in the public domain shall be paid to DANA-FARBER to the extent necessary to restore the reduced royalty payment.

               (c) In the event that two or more antibodies, the rights to which have been licensed from different institutions, are employed by CENTOCOR EUROPE in a Licensed Product, royalties payable to DANA-FARBER on sales of such Licensed Products shall be [**] percent [**] of Net Sales multiplied by a fraction, the denominator of which is the number of antibodies incorporated in said product and the numerator of which is 1 (one). but in no event shall royalties payable to DANA-FARBER be less than [**] and in such case, 4.1(b) shall not be applicable

     4.2  --   Royalty on Net Sales shall be paid quarterly in arrears, on or before the ninetieth (90th) day of each and every calendar quarter during the term of this License Agreement, calculated upon Net Sales of Licensed Products during the immediately preceding quarter.

     4.3  --   The remittance of royalties payable on Net Sales outside the
United States other than those denominated in U.S. dollars will be payable to DANA-FARBER in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable (determined by the same method used by CENTOCOR for reporting foreign sales to its shareholders and governmental agencies). If the transfer of or the conversion into the United States Dollar equivalent of any such remittance in any such instance is not lawful or possible, CENTOCOR EUROPE shall cause the payment of such part of the royalties as is necessary to be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based, to the credit and account of DANA-FARBER or its nominee in any commercial bank or trust company of DANA-FARBER's choice located in that country, prompt notice of which shall be given by CENTOCOR EUROPE to DANA-FARBER.

     4.4  --   Any tax required to be withheld by CENTOCOR EUROPE under the laws of a foreign country for the account of DANA-FARBER shall be promptly paid by CENTOCOR EUROPE for and on behalf of DANA-FARBER to the appropriate governmental authority, and CENTOCOR EUROPE shall furnish DANA-FARBER with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate government authority sufficient to enable DANA-FARBER to support a claim for federal income tax credit in respect of any sum so withheld.

     4.5  --   CENTOCOR EUROPE agrees to make written reports to DANA-FARBER within ninety (90) days after the end of each calendar quarter commencing in the quarter in which the first commercial sale occurs. Each report shall state the Net Sales of Licensed Products sold during such completed calendar quarter and resulting calculation of earned royalty payment due DANA-FARBER pursuant to this License Agreement for such completed calendar quarter.

     4.6  --   CENTOCOR EUROPE also agrees to make a written report to DANA-
FARBER within ninety (90) days after the date of termination of this License Agreement, stating in such report the Net Sales of all Licensed Products sold and upon which royalties are payable hereunder but which were not previously reported to DANA-FARBER.

     4.7  --   CENTOCOR EUROPE agrees to keep records for a period of three (3)
years showing the Net Sales of Licensed Products in sufficient detail to enable the royalties payable hereunder by CENTOCOR EUROPE to be determined, and further agrees to permit its books and records to be examined by DANA-FARBER from time to time to the extent necessary, but not more than once a year, to verify reports provided for in Section 4.5 of this License Agreement. Such examination is to be made in accordance with generally accepted auditing standards by a firm of independent certified public accountants of nationally recognized standing and acceptable to CENTOCOR EUROPE, at the expense of DANA-FARBER.

                           5.  COMMERCIAL APPLICATION
                           --------------------------

     5.1  --   CENTOCOR EUROPE shall use all reasonable efforts, including such efforts of any or all of its affiliates and licensees, commercially to develop, manufacture and distribute products throughout the world.

     5.2  --   On or before September 1 of each year, beginning September 1,
1987, until CENTOCOR EUROPE first markets any Licensed Product, CENTOCOR EUROPE shall make a written annual report to DANA-FARBER covering the preceding twelve months ended June 30, regarding the progress of CENTOCOR EUROPE toward commercial use of Licensed Products.

                              6.  CONFIDENTIALITY
                              -------------------

     6.1  --   All proprietary information relevant to Licensed Products
disclosed by either party to the other shall be held by such other party in confidence and is to be accorded the same degree of security that the receiving party holds its own most confidential information of a similar character and is not to be disclosed to any Persons other than employees and agents of such party who have reasonable need for access and who are bound to such party by a written agreement of confidentiality or in the case of CENTOCOR EUROPE, to Nihon Medi-Physics Co., Ltd. Information shall not be deemed to be proprietary information and such restrictions shall not apply to any such information (i) which, at the time of the disclosure, is in the public domain, or (ii) which, after the disclosure, becomes part of the public domain by publication or otherwise (excluding disclosures by DANA-FARBER or CENTOCOR EUROPE, their agents or employees), or (iii) information which was received by one of the parties without a binder of confidentiality from a third party having a legal right to transmit the same to such party and others. Notwithstanding any provision of this Section 6.1 to the contrary, CENTOCOR EUROPE may disclose such confidential information to regulatory agencies as necessary and required to obtain regulatory approval for Licensed Products.

     6.2  --   Information disclosed by one party hereto to the other shall not be deemed proprietary information unless it is identified as such in writing within thirty (30) days after its transmittal by one party to another.

     6.3  --   If either party hereto contends that any such information subject to this Article 6 is no longer entitled to be considered proprietary information as a result of its having become part of the public domain without the fault of such party, or having become known to such party as a result of its having been received from a third party not subject to a binder of confidentiality, then such circumstances shall be documented to such other party prior to any disclosure of the information to third parties, and in timely manner to allow the party who provided such information to object to such proposed disclosure.

     6.4  --   Nothing herein shall prevent CENTOCOR EUROPE or DANA-FARBER from using its own proprietary information for their own purposes.

                                 7.  PUBLICITY
                                 -------------

     Except as provided in this Article 7 or as required by law, neither party will originate any publicity, news release or other public announcement, written or oral, whether to the public press, or stockholders, or otherwise, relating to this License Agreement, to any amendment hereto or to performance hereunder or the existence of an arrangement between the parties without the prior written approval of the other party.

                       8.  REPRESENTATIONS AND COVENANTS
                       ---------------------------------
     8.1  --   DANA-FARBER represents and warrants to CENTOCOR EUROPE that:

               (a) this License Agreement is a legal, valid and binding obligation of DANA-FARBER, enforceable in accordance with its terms;

               (b) it is the owner of and has title to end the exclusive right to grant a license in and to the Cell Line, the Antibody and the Technology, subject only to any non-exclusive rights of the United States, resulting from the funding by it, for the United States to use the Cell Line, the Antibody or the Technology for certain purposes; and

               (c) it has the full right and power to grant the license set forth in this License Agreement, and there are no outstanding agreements, assignments or encumbrances inconsistent with the provisions of this License Agreement, and that there are no limiting commitments other than as set forth in this License Agreement.

     8.2  --   DANA-FARBER covenants and agrees for the benefit of CENTOCOR
EUROPE as follows:

               (a) to use all reasonable efforts not to take, suffer or permit any action, or fail to act, if such action or failure to act would cause CENTOCOR EUROPE to suffer the loss or impairment of all or any portion of any right or license conveyed to it by or pursuant to this License Agreement;

              (b) to use all reasonable efforts to take all action necessary on its part as licensor to satisfy its obligations to the United States relating to the Cell Line, the Antibody or the Technology and to protect and preserve its title thereto, including obtaining any necessary approvals of the United States relating to this License Agreement;

               (c) to use its best efforts to prevent any action or failure to act (including any failure to approve any extension of any right or license granted hereby) by any United States or foreign governmental body, agency or authority which could result in the loss or impairment of any right or license granted hereby;

               (d) to disclose fully to CENTOCOR EUROPE all of the Technology that is in the possession of, or hereafter acquired or developed by, DANA-FARBER or any of its affiliates, and to make available to CENTOCOR EUROPE the Cell Line, the Antibody and other materials and specimens relating to the Technology that shall be in the possession of or available to DANA-FARBER all pursuant to the Agreement dated March 1, 1984.

                                9.  TERMINATION
                                ---------------

     9.1  --   CENTOCOR EUROPE may terminate this License Agreement by giving
DANA-FARBER notice in writing at least ninety (90) days in advance of the effective date of termination selected by CENTOCOR EUROPE.

     9.2  --   Notwithstanding anything in the Research Agreement to the
contrary, this License Agreement may be terminated, by notice from DANA-FARBER, only if CENTOCOR EUROPE:

               (a) Is in default in payment of royalty or making of reports under Article 4 of this License Agreement; or

               (b) Is in breach of any other material provision of this License Agreement; and CENTOCOR EUROPE fails to remedy any such default or breach within ninety (90) days after written notice thereof by DANA-FARBER to CENTOCOR EUROPE.

     9.3  --   Surviving any termination are:

               (a) CENTOCOR EUROPE's obligation under Section 4.6 to make the termination report;

               (b) CENTOCOR EUROPE's obligation to pay royalties accrued to the date of termination and accrued thereafter.

               (c)  CENTOCOR EUROPE's obligation under Section
4.7  to keep records and to allow a final audit; and

               (d) Any cause of action or claim of CENTOCOR EUROPE or DANA-FARBER, accrued or to accrue, because of any breach or default by the other party.

                         10.  ASSIGNMENT AND SUBLICENSE
                         ------------------------------

     This License Agreement and the licenses and other rights granted hereunder may not be assigned, sublicensed or otherwise transferred.

                              11.  APPLICABLE LAW
                              -------------------

     This License Agreement shall be construed, interpreted, and applied in accordance with the laws of the Commonwealth of Massachusetts.

                                12.  ARBITRATION
                                ----------------

     12.1 --   Any controversy arising under or related to this License
Agreement, or any disputed claim by either party hereto against the other under this License Agreement, shall be referred to a panel of three arbitrators, one chosen by each of the parties and the third selected by the two arbitrators chosen by the parties and shall be settled by arbitration by such panel in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association.

     Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereover.

     12.2 --   Any arbitration under Section 12.1 shall be held at Boston,
Massachusetts or such other place as may be mutually agreed upon in writing between the parties hereto.

                                  13.  NOTICES
                                  ------------

     All notices, demands, or other writings in this License Agreement provided to be given or made or sent, or which may be given or made or sent, in connection with the Agreement, shall be in writing and deemed to have been fully given or made when delivered or, if sent by certified mail, first class, postage prepaid, and addressed as follows:

     To CENTOCOR EUROPE: Centocor Europe B.V.
                         Einsteinweg 101
                         NL-2333 CB Leiden
                         The Netherlands
                         Attention:  Jacques E. Fonteyne
                                     Managing Director

     To DANA-FARBER:     Dana-Farber Cancer Institute
                         44 Binney Street
                         Boston, Massachusetts 02115
                         Attention:  Dr. David Kiszkiss
                                     Director for Research

The address to which any notice, demand, or other writing may be given, made or sent to any party hereto may be changed by written notice given by such Person to the parties hereto and all Rights Holders as above provided.

                                  14.  WAIVER
                                  -----------

     The parties covenant and agree that if either party hereunder fails or neglects for any reason to take advantage of any of the terms hereof provided for the termination of this License Agreement heretofore or if a party, having the right to declare this License Agreement terminated, shall fail to do so, any such failure or neglect by such party shall not be or be deemed or be construed to be a waiver of any cause for the termination of this License Agreement heretofore or subsequently arising, or as a waiver of any of the terms, covenants or conditions of this License Agreement or of the performance thereof. None of the terms, covenants, and conditions of this License

Agreement can be amended or waived except by the written consent of the parties hereto or the party waiving compliance, respectively.

                            15.  SCOPE OF AGREEMENT
                            -----------------------

     This License Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof. No representative of DANA-FARBER or CENTOCOR EUROPE has been authorized to make any representation, warranty, or promise not contained herein. The provisions of this License Agreement govern in case of a conflict or inconsistency with the Research Agreement dated March 1, 1984 or the Letter dated February 12, 1986. The rights and licenses granted pursuant to, and other provisions of, this License Agreement are and shall be independent of the terms and provisions of the Research Agreement, and no failure by CENTOCOR EUROPE or DANA-FARBER to perform any of its respective obligations under, or any other breach, or default under, or termination of, the Research Agreement shall in any way affect the rights, licenses or obligations hereunder of the parties or of any of the Rights Holders or Permitted Third Parties. The Partnership, the Joint Venture and Permitted Third Parties shall have no obligations under or with respect to the Research Agreement.

                          16.  SUCCESSORS AND ASSIGNS
                          ---------------------------
     This License Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns of any of the foregoing and reference to any of them in this License Agreement shall be deemed to include their respective successors and permitted assigns.

     In the event that CENTOCOR's assignment of its rights to the Cell Line (and any other rights described herein) to CENTOCOR EUROPE shall be ineffective or invalid in any respect, then DANA-FARBER hereby acknowledges that the provisions of this License Agreement shall apply, mutatis mutandis, to all such rights
                                       ------- --------
retained by CENTOCOR and that DANA-FARBER shall, upon the request of CENTOCOR, enter into an appropriate amendment to this License Agreement to assign such rights retained by CENTOCOR to CENTOCOR EUROPE.

                                 17.  HEADINGS
                                 -------------

     It is agreed that headings appearing at the beginning of the numbered Articles hereof have been inserted for convenience only and do not constitute any part of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this License Agreement as of the date first above written.


                              DANA-FARBER CANCER INSTITUTE

                              By: /s/ David F. Kiszkiss
                                 -------------------------

                              Title: Director for Research
                                    ----------------------

                              Date: 12/11/86
                                   -----------------------



                              CENTOCOR EUROPE B.V.

                              By: /s/ Jacques Fonteyne
                                 -------------------------
                                  Jacques Fonteyne

                              Title: Managing Director
                                    ----------------------

                              Date: 12/29/86
                                   -----------------------

DANA-FARBER
Cancer Institute

44 Birney Street, Boston, MA  02115                          THE JIMMY FUND

David F. Kiszkiss, Ph.D.
Director of Research

                                February 4, 1987

Ms. Sara Shoaf Friel
Manager: Technology Administration
Centocor
244 Great Valley Parkway
Malvern, PA  19355

Dear Sarah:

I am writing to document our mutual agreement with respect to the licenses from the Dana-Farber to Centocor for the DF3, CA 125, and SM1 antibodies.

With respect to DF3, we agree that Centocor now possesses an exclusive license to the DF3 antibody for application in research, in vivo and in vitro-
                                                 -- ----     -- -----
diagnostics, and in therapy. This license is world-wide. While at the present time there are no patents pertaining to DF3, your attorney will consider preparation on an application on the assay or on the antigen recognized by DF3. While this application may have investigators from the Dana-Farber as inventors who will assign their rights in the invention to the Dana-Farber, Centocor shall
                                                                           -----
have an exclusive license to DF 3 rights under that patent under terms of the
                          ---------------------------------------------------
present agreement.
------------------

With respect to the OC 125 antibody, we agree that Centocor holds an exclusive license for use of this antibody in research applications, in applications of in
                                                                              --
vitro and in vivo diagnosis, and for therapy in a non-conjugated form.  However,
-----     -- ----
Centocor's license to the OC 125 antibody for use in human therapy in conjugated form is non-exclusive, with immunoGen being the only other licensee with rights to the OC 125 antibody inconjugates developed by ImmunoGen for human therapy.

With respect to the SM1 antibody I am pleased to confirm that the Dana-Farber accepts the exercise by Centocor of its option to an exclusive license for SM1. This exclusive license shall be for applications in research, in vitro and in
                                                              -- -----     --
vivo diagnostics, and for therapy in non-conjugated form.  The license to
----
Centocor for use in human therapy in conjugated form shall be non-exclusive with ImmunoGen holding a non-exclusive license for that particular purpose also.

For the use of the OC 125 and SM1 monocional antibodies in conjugated form for human therapy, the Dana-Farber shall not grant to any parties other than Centocor and ImmunoGen a license for commercial purposes. That is, your licensee and that given to ImmunoGen shall be semi-exclusive.

                                              Centocor/2

Finally I am pleased to indicate that the licenses for all three antibodies provided by the Dana-Farber to Centocor shall be for the maximum period permissible by law and regulation.

Thank you and best wishes.

                                    Sincerely,

                                    /s/ David Kiszkiss